Exhibit 3.1.2

CERTIFICATE TO ELIMINATE
CERTIFICATE OF DESIGNATION
OF
4.125% CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
CHESAPEAKE ENERGY CORPORATION

Pursuant to Section 1032.G.1 of the Oklahoma General Corporation Act

The undersigned officers of Chesapeake Energy Corporation, an Oklahoma corporation (the "Corporation"), hereby certify in accordance with Section 1032.G.1 of the Oklahoma General Corporation Act that on March 6, 2009, the Corporation's Board of Directors adopted the following resolutions to eliminate from the Corporation's Certificate of Incorporation all matters set forth in the Corporation's Certificate of Designation of 4.125% Cumulative Convertible Preferred Stock filed with the Oklahoma Secretary of State on March 29, 2004 with respect to the series of preferred stock of the Corporation designated 4.125% Cumulative Convertible Preferred Stock, par value $0.01 per share.

WHEREAS, it is anticipated that on or after March 15, 2009, the Corporation's 4.125% Cumulative Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), may at the Corporation’s election be required to be converted into the Corporation’s Common Stock, par value $0.01 (the “Common Stock”), in accordance with the terms of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”); and

WHEREAS, the Board has determined it is in the best interest of the Corporation to cause the Preferred Stock to be converted into Common Stock.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Corporation are hereby authorized and directed to:  (a) take all actions necessary to cause the Preferred Stock to be automatically converted into Common Stock on (or as soon after as reasonably practicable) the earlier of March 15, 2009 or such date the conditions for conversion in the Certificate of Designation, are met; (b) issue the requisite number of shares of Common Stock to the holders of the Preferred Stock in accordance with the Certificate of Designation; (c) pay cash to the holders of the Preferred Stock in lieu of fractional shares of Common Stock in accordance with the Certificate of Designation; (d) cancel the shares of Preferred Stock acquired by the Corporation upon conversion and return such shares to the status of authorized but undesignated shares of preferred stock; (e) pay or otherwise satisfy any remaining accrued dividends on the Preferred Stock accruing through the conversion hereunder if required by the Certificate of Designation; and (f) cancel the Certificate of Designation.

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to execute any and all documents, perform any and all other acts and do any and all other things that may be necessary, requisite or desirable to effectuate the foregoing resolutions and that the execution by one or more such officers of any paper or document or doing by them of any act in connection with any of the foregoing matters will conclusively establish their authority therefor and the approval and ratification of the papers or documents so executed and the actions so taken.

WE, THE UNDERSIGNED, certify that the facts herein stated are true, and we have accordingly executed this Certificate this March 31, 2009.

/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Senior Vice President, Treasurer and
Corporate Secretary

ATTEST:

/s/ Amy M. Sanders
Amy M. Sanders, Assistant Secretary